Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-4 of our report dated September 10, 2025 relating to the financial statements of StablecoinX Inc. and Subsidiaries, as of August 31, 2025 and for the period from July 7, 2025 (Inception) through August 31, 2025 (which includes an explanatory paragraph relating to StablecoinX Inc. and Subsidiaries ability to continue as a going concern), which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

September 29, 2025